Exhibit 99.1

Contact:	Teri Watson (Investment Community) (212) 770-7074	Christina Pretto (News Media) (212) 770-7083
AIG REPORTS $1.5 BILLION OF NET INCOME ATTRIBUTABLE TO AIG FOR
THE FIRST QUARTER OF 2010
     NEW YORK, NY, May 7, 2010 — American International Group, Inc. (AIG) today reported net income attributable to AIG of $1.5 billion for the first quarter of 2010, or $2.16 per diluted common share, compared to a net loss of $4.4 billion or $(39.67) per diluted common share in the first quarter of 2009. First quarter 2010 adjusted net income was $809 million, compared to an adjusted net loss of $2.1 billion in the first quarter of 2009.
First Quarter Results

			Per Diluted Share
(in millions, except per share data)	2010	2009	2010*	2009

Net income (loss) attributable to AIG	$1,451	$(4,353)	$2.16	$(39.67)

To compute adjusted net income (loss), add losses and deduct gains:
Net realized capital losses, net of tax	(360)	(2,410)
Net gain (loss) on sale of divested businesses, net of tax	(77)	175
Non-qualifying derivative hedging losses, net of tax	(94)	(118)
Net income from discontinued operations**	1,173	86

Adjusted net income (loss) attributable to AIG	$809	$(2,086)	$1.21	$(22.90)

*	Computed based on net income available to common shareholders after attribution of net income to Series C preferred shareholder.

**	Discontinued operations is comprised of American International Assurance Company, Ltd. (AIA), American Life Insurance Company (ALICO) and Nan Shan Life Insurance Company (Nan Shan).
Recap of First Quarter Results Comprising Adjusted Net Income (Loss) Attributable to AIG

(in millions)	2010	2009

Continuing insurance pre-tax operating income (loss):
General Insurance	$879	$710
Domestic Life Insurance & Retirement Services	1,123	(160)
Foreign Life Insurance & Retirement Services	220	358

Sub-Total — Continuing Insurance	2,222	908
Financial Services	(474)	(1,090)
FRBNY interest and amortization	(833)	(1,530)
Noncontrolling nonvoting, callable, junior and senior preferred interests held by FRBNY	(519)	—
Other	547	(1,352)
Income taxes	(134)	978

Adjusted net income (loss) attributable to AIG	$809	$(2,086)

     Due to AIG’s limited ability to fully recognize income taxes, as a result of its significant deferred tax asset valuation allowance, all amounts in this press release are before income taxes, unless otherwise noted.
     AIG’s continuing insurance operations earned $2.2 billion before tax in the first quarter of 2010, compared to $908 million in the first quarter of 2009. Despite $481 million of catastrophe losses in 2010, General Insurance earned $879 million in the quarter, compared to $710 million in the first quarter of last year, benefiting from improved investment performance. Domestic Life & Retirement Services’ earnings improved, principally due to increased net investment income and the absence of unfavorable deferred acquisition cost (DAC) unlockings in 2010. Premiums, deposits, and other considerations declined by 6.5 percent, compared to the first quarter of 2009, as a result of a decline in individual fixed annuities and lower life insurance sales. Surrender activity has stabilized. In Financial Services, AIG Financial Products Corp.’s (AIGFP) loss narrowed due to increased fair values of its asset and derivatives portfolios, offset somewhat by the effect of AIG’s tightened credit spreads. International Lease Finance Corporation (ILFC) reported a loss, solely as a result of asset impairments in connection with recently announced aircraft sales.
     “Other” includes a valuation gain on Maiden Lane III of $751 million, partially offset by impairment charges on proprietary real estate for asset management. In addition, United Guaranty Corporation (UGC), AIG’s mortgage guaranty insurer, reported earnings of $73 million based on improved levels of delinquencies and defaults. In the first quarter of 2009, “Other” included a valuation loss on Maiden Lane III of approximately $1.9 billion as well as a loss of $483 million for UGC.
     As a result of the announced sales of American International Assurance Company, Ltd. (AIA) and American Life Insurance Company (ALICO), the results of these entities are now being reported as discontinued operations, with comparative periods revised accordingly, and are not included in the Recap of First Quarter Results table above. AIA, ALICO and Nan Shan reported $658 million, $543 million and $18 million, respectively, of pre-tax income in 2010 compared to pre-tax income of $390 million and $175 million, and a pre-tax loss of $158 million, respectively, in the first quarter of 2009.
     At March 31, 2010, total equity was $101.7 billion, a $3.6 billion increase from $98.1 billion at December 31, 2009.
     Commenting on the first quarter, AIG President and Chief Executive Officer Robert H. Benmosche said, “During the quarter, AIG announced more than $51.0 billion in sale transactions, led by the announced sales of AIA and ALICO. These transactions are expected to close by the end of 2010 and allow the company to substantially reduce its obligations to the Federal Reserve Bank of New York (FRBNY) and take a significant step toward a sustainable capital structure. As with previous reductions in the FRBNY available amount, accelerated amortization of the pre-paid commitment fee will be triggered when proceeds are applied to pay down the FRBNY Credit Facility balance and available amount. Future quarters may also be affected by possible goodwill impairment charges, a potential bargain purchase gain arising from the acquisition of additional shares in Fuji Fire & Marine Insurance Company Limited (Fuji), and gains and losses on sales of certain companies.
     “Operating earnings at our continuing insurance operations showed further signs of stability, with $2.2 billion of pre-tax operating earnings generated by Chartis, SunAmerica Financial Group, and AIG Star and AIG Edison, despite catastrophe losses in our General Insurance business. Our teams have worked extremely hard to strengthen their franchises, through extensive distribution, client, and employee outreach, in the midst of very competitive market conditions. I am pleased with their progress, but there is still more work to be done.

     “UGC reported a profit for the first time since the first quarter of 2007, as residential mortgage trends showed signs of improvement.
     “ILFC generated approximately $4.0 billion of liquidity in the first four months of 2010, including $1.3 billion from two secured term loans and $2.75 billion in senior unsecured debt. In April, we announced the sale of approximately $2.0 billion of aircraft and amended and extended ILFC’s bank facility, providing additional financial flexibility. A search is underway for a permanent CEO, but we expect a smooth transition, given that Alan Lund, ILFC’s long-time CFO, was able to step in as interim President and CEO. Separately, American General Finance, Inc. (AGF) raised $3.5 billion through secured borrowings and an asset securitization since year-end. We continue to address the long-term financing needs of both companies and explore strategic alternatives for AGF.
     “We remain focused on further stabilizing and strengthening our businesses while continuing our restructuring activities, closing the pending transactions, and developing plans to address our highly leveraged capital structure.”
PROGRESS ON MANAGEMENT’S STRATEGY FOR STABILIZATION OF AIG AND REPAYMENT OF ITS OBLIGATIONS
     AIG has been working to protect and enhance the value of its key businesses, execute an orderly asset disposition plan, and position itself for the future. AIG continually reassesses its plan to maximize value while maintaining flexibility in its liquidity and capital positions.
AIA and ALICO Sale Transactions:
•	As of March 1, 2010, AIG entered into a definitive agreement for the sale of AIA to Prudential plc for approximately $35.5 billion, including approximately $25.0 billion in cash, approximately $8.5 billion in face value of equity and equity-linked securities and $2.0 billion in face value of preferred stock of Prudential, subject to closing adjustments.

•	As of March 7, 2010, AIG entered into a definitive agreement for the sale of ALICO to MetLife, Inc. for approximately $15.5 billion, including $6.8 billion in cash and the remainder in equity securities of MetLife, subject to closing adjustments.
Other Transactions:
•	On March 15, 2010, AIG announced that it had closed its secondary public offering of approximately 8.5 million shares in Transatlantic Holdings, Inc. for aggregate gross proceeds of approximately $452 million.

•	On March 26, 2010, AIG completed the sale of a portion of its asset management business to Pacific Century Group for $277 million in cash at closing, and AIG expects to receive additional future consideration through a performance note and a continuing share of carried interest.

•	On March 31, 2010, AIG, through a Chartis International subsidiary, purchased additional voting shares in Fuji, a publicly traded Japanese insurance company with general insurance and some life insurance operations. The acquisition of the additional voting shares for $145 million increased Chartis’ total voting ownership interest in Fuji from 41.7 percent to 54.8 percent, which resulted in Chartis International obtaining control of Fuji. This acquisition was made to maintain Chartis International’s share in the substantial Japanese market, which is undergoing significant consolidation.

Status of Unwinding AIGFP:
•	AIGFP reduced the notional amount of its derivative portfolio by 20 percent from approximately $940.7 billion at December 31, 2009, to approximately $755.4 billion at March 31, 2010.

•	AIGFP reduced the number of trade positions in its portfolio by 11 percent from approximately 16,100 at December 31, 2009 to approximately 14,300 at March 31, 2010.
Status of Government Support:
•	As of March 31, 2010, AIG had outstanding net borrowings under the FRBNY Credit Facility of $21.6 billion, plus accrued interest and fees of $5.8 billion. Net borrowings under the FRBNY Credit Facility increased by $1.5 billion from March 31, 2010 to April 28, 2010. The proceeds were primarily used to repay $2.3 billion of maturing commercial paper outstanding under the FRBNY Commercial Paper Funding Facility for Curzon Funding LLC and Nightingale Finance LLC on April 26, 2010.

•	As of March 31, 2010, the remaining available amount under the Department of the Treasury Commitment was $22.3 billion.
GENERAL INSURANCE
     Chartis’ first quarter 2010 operating income before net realized capital gains (losses) was $879 million compared to $710 million in the first quarter of 2009, a 24 percent increase. Results were driven by an improvement in net investment income, primarily from the recovery of partnership income.
     Results for the quarter include catastrophe losses of approximately $481 million, including the Chile earthquake and other natural events, compared to the prior year period in which no catastrophe losses were incurred. The first quarter of 2010 combined ratio was 102.5 compared to 96.7 in the prior year period. The current period combined ratio excluding catastrophe losses was 96.2. Further, the current period includes $204 million of favorable development in the Lexington businesses of Commercial Insurance, while first quarter of 2009 included $169 million of adverse development related to Excess Casualty business. This favorable development did not include any of the classes that were strengthened in the fourth quarter of 2009.
     Chartis recorded net premiums written of $7.6 billion in the first quarter of 2010, a 1.1 percent decrease from the first quarter of 2009. The modest decline is a significant improvement over the prior four sequential quarters, reflecting Chartis’ price discipline where market rates are unsatisfactory in certain lines, including workers’ compensation, and strategic growth in high margin lines of business. In addition, Chartis is actively pursuing risk management initiatives that improve profitability and balance sheet strength. While Chartis continues to see increased business retention, new business submissions, and a continued stable rate environment, net premium writings continue to be affected by challenging economic conditions.
DOMESTIC LIFE INSURANCE & RETIREMENT SERVICES
     Domestic Life Insurance & Retirement Services, now branded SunAmerica Financial Group, reported first quarter 2010 operating income before net realized capital gains (losses)

of $1.1 billion compared to an operating loss of $160 million in the first quarter of 2009. The improvement reflects continued stabilization of key businesses and improved investment results.
     Net investment income increased $777 million over the first quarter of 2009 primarily from higher partnership income as well as favorable valuation adjustments from the retained interest in Maiden Lane II, which offset reduced income due to holding significant liquidity in the investment portfolios. Net realized capital losses were significantly lower than the first quarter of 2009 due to improving market conditions and the adoption of a new accounting pronouncement, during the second quarter of 2009, related to the recognition of other-than-temporary impairments.
     Policy acquisition and other insurance expenses declined to $698 million in the first quarter of 2010 from $940 million in the first quarter of 2009, due principally to the absence in 2010 of the negative deferred acquisition cost unlocking adjustments in the first quarter of 2009.
     Assets under management grew to $235.5 billion at March 31, 2010, a 15.5 percent increase over March 31, 2009, as appreciation in the equity markets more than offset negative cash flows. Premiums, deposits, and other considerations totaled $4.7 billion, a decrease of 6.5 percent compared to the first quarter of 2009. Individual fixed annuity sales declined, consistent with industry trends, and life insurance sales slowed. These decreases were partially offset by increases in variable annuity sales due to competitive product enhancements, reinstatements at a number of key broker-dealers, and increased wholesaler productivity. Surrender rates and withdrawals have improved for individual fixed annuities and individual variable annuities as surrenders have returned to more normal levels.
FOREIGN LIFE INSURANCE & RETIREMENT SERVICES
     Following the classification of AIA, ALICO, and Nan Shan as discontinued operations, AIG’s remaining Foreign Life Insurance & Retirement Services operations are conducted through AIG Star Life Insurance Co. Ltd and AIG Edison Life Insurance Company.
     Foreign Life Insurance & Retirement Services reported first quarter 2010 operating income before net realized capital gains (losses) of $220 million compared with $358 million in the first quarter of 2009. The decline resulted primarily from lower DAC benefit related to realized capital losses and a decline of in-force business, partially offset by an increase in net investment income.
     Life sales increased as independent producers gradually returned to selling AIG products. Medical sales growth was supported by the launch of new products early in 2010, resulting in increased sales by both the captive agent and independent producer channels. Annuity sales increased due to a high rate of recapture of maturing annuities driven by a strong Yen exchange rate, and by gradually improving sales from banks that had previously suspended sales of AIG products.
FINANCIAL SERVICES
     Financial Services reported a first quarter 2010 operating loss before net realized capital gains (losses) and the effect of hedging activities that did not qualify for hedge accounting treatment of $474 million, compared to a $1.1 billion operating loss in the first quarter of 2009.

     AIGFP, which is in the process of winding down its businesses and portfolios, reported a $298 million operating loss in the first quarter of 2010, compared to a $1.1 billion operating loss in the first quarter of 2009, primarily due to lower interest expense on intercompany borrowings and the effect on operating results related to the continued wind-down of AIGFP’s portfolios along with a market valuation gain in 2010 compared to a loss in 2009 on its super senior credit default swap portfolio. These positive results were partially offset by the significant decrease related to the net effect of changes in credit spreads on the valuation of AIGFP’s assets and liabilities.
     ILFC reported a $56 million operating loss in the first quarter of 2010, due solely to impairment charges taken on announced aircraft sales, compared to operating income of $316 million in the first quarter of 2009. On April 13, 2010, ILFC contracted to sell a portfolio of aircraft and, due to current market conditions, recorded asset impairment losses aggregating $347 million and operating lease related charges aggregating $84 million related to those and other aircraft in the quarter. Stronger rental revenues driven by a larger aircraft fleet, lower operating expenses, and lower composite borrowing rates were partially offset by higher depreciation expense and provision for overhauls when compared to the first quarter of 2009. In 2010, ILFC was able to access the credit markets on both a secured and unsecured basis and raised approximately $4.0 billion to meet its financial and operating obligations, as well as to extend $2.2 billion of its revolving credit facility.
     AGF reported a first quarter 2010 operating loss of $132 million compared to an operating loss of $203 million in the first quarter of 2009, reflecting a decline in the provision for loan losses resulting from improved delinquency rates, lower interest expense due to lower average debt balances, and lower operating expenses due to management expense reductions across all AGF operations. These favorable variances were partially offset by a decline in finance charge revenues reflecting lower average net receivables. Since year-end 2009, AGF received cash proceeds of more than $500 million from a $1.0 billion asset securitization in March 2010 and executed and fully drew down a $3.0 billion secured term loan transaction in April 2010. AGF used a portion of the proceeds from these transactions, cash on hand and proceeds from AIG’s repayment of two demand promissory notes to repay all of its outstanding obligations under its $2.45 billion one-year term loans in March 2010 and its $2.125 billion five-year revolving credit facility in April 2010 (both of which were due in July 2010).
OTHER OPERATIONS
     Parent Company results in the first quarter of 2010 included an operating loss before net realized capital gains (losses) of $930 million, compared to a $2.8 billion operating loss in the first quarter of 2009. The operating loss in the first quarter of 2010 included $833 million of interest expense on the FRBNY Credit Facility compared to $1.5 billion in the first quarter of 2009. The Parent Company results included a $1.9 billion valuation loss on its interest in Maiden Lane III in the first quarter of 2009. In May 2009, AIG contributed its interest in ML III from Parent Company to noncore operations. As a result, changes in ML III fair values since that date are reported below as part of noncore insurance operations.
     Noncore insurance operations include AIG’s interest in Maiden Lane III and its mortgage guaranty insurance operation, UGC. Noncore insurance reported operating income before net realized gains (losses) of $825 million, compared to a $285 million operating loss in the first quarter of 2009. The current quarter’s results include a valuation gain on AIG’s interest in Maiden Lane III of $751 million.
     UGC reported operating income before net realized capital gains (losses) of $73 million for the first quarter of 2010, compared to an operating loss of $483 million for the first quarter of 2009. The $483 million loss in the first quarter of 2009 included a benefit of

$222 million from the amortization of a portion of the second-lien premium deficiency reserve. All lines of business except private student loans contributed to the improvement in operating income from the prior year. The domestic first-lien product line contributed the largest part of the improvement from prior year as newly reported delinquencies and delinquent loan cures for the quarter improved.
     Other non-core business results in the first quarter of 2010 included an operating loss before net realized capital gains (losses) of $248 million, compared to a $448 million operating loss in the first quarter of 2009. The current quarter’s results include impairments on proprietary real estate investments partially offset by higher interest income for the Matched Investment Program. Net realized capital losses declined as a result of an improved credit environment and, in the second quarter of 2009, the adoption of a new accounting standard on other-than-temporary impairments. On March 26, 2010, AIG completed the sale of its third party asset management business. The results of operations from January 1 through the closing of the sale are included in the non-core Institutional Asset Management results. Subsequent to the sale, the divested businesses PineBridge Investments will continue to manage approximately $30.0 billion of AIG invested assets across several asset classes.
# # #
     Additional supplementary financial data is available in the Investor Information section at www.aig.com.
# # #
     It should be noted that the report of AIG’s results may include projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things, the outcome of the completed transactions with the Federal Reserve Bank of New York (FRBNY) and the United States Department of the Treasury (Department of the Treasury); the number, size, terms, cost, proceeds and timing of dispositions and their potential effect on AIG’s businesses, financial condition, results of operations, cash flows and liquidity (and AIG at any time and from time to time may change its plans with respect to the sale of one or more businesses); AIG’s long-term business mix which will depend on the outcome of AIG’s asset disposition program; AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate market; the separation of AIG’s businesses from AIG parent company; AIG’s ability to retain and motivate its employees; and AIG’s strategy for customer retention, growth, product development, market position, financial results and reserves. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements include: a failure to close transactions contemplated in AIG’s restructuring plan; developments in global credit markets; and such other factors as discussed throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A. Risk Factors of AIG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.
     American International Group, Inc. (AIG) is a leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services around the world. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
# # #
Comment on Regulation G
     This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included within the relevant tables or in the first quarter 2010 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.
     Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG’s financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance are shown exclusive of market disruption items, Maiden Lane interests, the effect of dispositions, interest and amortization related to the FRBNY Credit Facility, the recognition of other-than-temporary impairments, restructuring-related activities, ALICO U.K. investment-linked products, conversion of the Series C Preferred Stock, realized capital gains (losses), the effects of variable interest entities, the effect of non-qualifying derivative hedging activities, the effect of goodwill impairments, tax valuation allowances, credit valuation adjustments, unrealized market valuation gains (losses), UGC operating results and the effect of catastrophe-related losses and foreign exchange rates.
     In all such instances, AIG believes that excluding these items permits investors to better assess the performance of AIG’s underlying businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts and more meaningful than the GAAP presentation.
     Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.
     AIG believes that underwriting profit (loss) provides investors with financial information that is not only meaningful but critically important to understanding the results of property and casualty insurance operations. Operating income of a property and casualty insurance company includes three components: underwriting profit (loss), net investment income and realized capital gains (losses). Without disclosure of underwriting profit (loss), it is impossible to determine how successful an insurance company is in its core business activity of assessing and underwriting risk. Including investment income and net realized capital gains (losses) in operating income without disclosing underwriting profit (loss) can mask underwriting losses. The amount of net investment income may be driven by changes in interest rates and other factors that are totally unrelated to underwriting performance.
     Underwriting profit (loss) is an important measurement used by AIG senior management to evaluate the performance of its property and casualty insurance operations and is a standard measure of performance used in the insurance industry. Further, the equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason and consistently request that AIG provide the non-GAAP information.
     Life and retirement services production (premiums, deposits and other considerations), gross premiums written, net premiums written and loss, expense and combined ratios are presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG’s insurance competitors.

American International Group, Inc.
Financial Highlights*
(in millions, except share data)

	Three Months Ended March 31,
			Percentage
	2010	2009 (a)	Inc. (Dec.)

General Insurance Operations:
Net Premiums Written	$7,644	$7,727	(1.1)%
Net Premiums Earned	7,641	8,272	(7.6)
Underwriting Profit (Loss)	(192)	275	—
Net Investment Income	1,071	435	146.2

Income before Net Realized Capital Gains (Losses)	879	710	23.8
Net Realized Capital Gains (Losses) (b)	137	(608)	—

Pre-tax Operating Income	1,016	102	—

Loss Ratio	71.44	69.96
Expense Ratio	31.07	26.72

Combined Ratio	102.51	96.68

Domestic Life Insurance & Retirement Services Operations:
Premiums and Other Considerations	1,315	1,440	(8.7)%
Net Investment Income	2,707	1,930	40.3
Income (Loss) before Net Realized Capital Losses	1,123	(160)	—
Net Realized Capital Losses (b)	(796)	(1,667)	—

Pre-tax Operating Income (Loss)	327	(1,827)	—

Foreign Life Insurance & Retirement Services Operations:
Premiums and Other Considerations	864	925	(6.6)%
Net Investment Income	346	324	6.8
Income before Net Realized Capital Losses	220	358	(38.5)
Net Realized Capital Losses (b)	(135)	(486)	—

Pre-tax Operating Income (Loss)	85	(128)	—

Financial Services Operations:
Pre-tax Operating Loss excluding Non-qualifying Derivative
Hedging Activities and Net Realized Capital Gains (Losses)	(474)	(1,090)	—
Non-qualifying Derivative Hedging Activities (b)	—	2	—
Net Realized Capital Gains (Losses) (b)	35	(42)	—

Pre-tax Operating Loss	(439)	(1,130)	—

Other before Net Realized Capital Gains, and Net Gain (Loss) on Sale of Divested Businesses and Consolidation and Elimination Adjustments	(276)	(3,784)	—
Other Net Realized Capital Gains (b)	59	78	(24.4)%
Net Gain (Loss) on Sale of Divested Businesses	(77)	262	—
Consolidation and Elimination Adjustments (b) (c)	140	(89)	—

Income (Loss) from Continuing Operations before Income Tax Benefit	835	(6,516)	—
Income Tax Benefit	(91)	(1,303)	—

Net Income (Loss) from Continuing Operations	926	(5,213)	—
Net Income from Discontinued Operations, net of tax	1,173	80	—

Net Income (Loss)	2,099	(5,133)	—
Less:
Net Income (Loss) from Continuing Operations Attributable to Noncontrolling Interests:
Noncontrolling Nonvoting, Callable, Junior and Senior Preferred Interests Held by Federal Reserve Bank of New York	519	—	—
Other	129	(774)	—

Total Income (Loss) from Continuing Operations Attributable to Noncontrolling Interests	648	(774)	—

Loss from Discontinued Operations Attributable to Noncontrolling interests	—	(6)	—

Net Income (Loss) Attributable to AIG	1,451	(4,353)	—

Net Income (Loss) Attributable to AIG Common Shareholders	$294	$(5,365)	—

Financial Highlights —continued

	Three Months Ended March 31,
			Percentage
	2010	2009 (a)	Inc. (Dec.)

Net Income (Loss) Attributable to AIG	$1,451	$(4,353)	—
Income from Discontinued Operations Attributable to AIG, net of tax	1,173	86	—
Net Gain (Loss) on Sale of Divested Businesses, net of tax	(77)	175	—
Net Realized Capital Losses, net of tax	(360)	(2,410)	—
Non-qualifying Derivative Hedging Losses, net of tax	(94)	(118)	—

Adjusted Net Income (Loss) Attributable to AIG	$809	$(2,086)	—

Income (Loss) Per Common Share — Diluted :
Net Income (Loss) Attributable to AIG Common Shareholders	$2.16	$(39.67)	—

Adjusted Net Income (Loss) Attributable to AIG Common Shareholders	$1.21	$(22.90)	—

Book Value Per Common Share on AIG Shareholders’ Equity (d)	$555.80	$340.12	63.4%
Pro forma Book Value Per Common Share on AIG Shareholders’ Equity (e)	$36.92	$8.44	337.4%

Weighted Average Common Shares Outstanding — Diluted	135.7	135.3
Financial Highlights — Notes

*	Including reconciliation in accordance with Regulation G.

(a)	Certain amounts have been reclassified in 2009 to conform to the 2010 presentation.

(b)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment, including the related foreign exchange gains and losses.

(c)	Includes income (loss) from certain AIG managed partnerships, private equity and real estate funds that are consolidated. Such income (loss) is offset in net income (loss) from continuing operations attributable to noncontrolling interests, which is not a component of income (loss) from continuing operations.

(d)	Represents total AIG shareholders’ equity divided by common shares issued and outstanding.

(e)	Pro-forma book value per common share computed assuming adjustment to AIG shareholders’ equity for U.S. Treasury Equity Investments.